Exhibit 99.2

August 3, 2016

Presentation Script

The following script should be read in conjunction with the accompanying slide presentation, which contains, among other information, source data for certain information set forth in the script.

Thank you for joining us. We’ll start with an overview of XPO Logistics today – our scale, our value propositions for customers and investors, and the dynamics that have brought XPO to a positive inflection point in the evolution of our business. Then we’ll discuss our service offerings in depth. And we’ll summarize our second quarter financial results.

XPO is a top ten global logistics company with approximately $15 billion of revenue and $1.265 billion of adjusted EBITDA and at least $150 million of free cash flow forecast for this year. Our EBITDA target for 2018 is $1.7 billion.

There are nine main drivers moving us toward our EBITDA and cash flow targets:

•	Numerous company-specific margin improvement opportunities, regardless of the macro environment;

•	A $1 trillion addressable opportunity, with 1.5% market share;

•	Accelerating EBITDA and cash generation, while we’re continuing to invest in growth;

•	Cutting-edge technology that differentiates XPO across lines of business;

•	Global scale, well-diversified by service offerings, geographies and customer verticals;

•	A strong presence in the high-growth e-commerce sector;

•	Contract logistics, last mile and truck brokerage operations that are resilient to economic cycles;

•	A high-return model, with low maintenance capex requirements; and

•	World-class operators and executives who are laser-focused on driving results.

Let’s look at each of these points more closely in terms of how they relate to our EBITDA bridge.

We have a well-defined path to our target of $1.7 billion of EBITDA for 2018. More than $300 million of our profit improvement opportunities – equating to approximately 200 basis points of margin – are company-specific and independent of macro conditions. This is only around 2% of our $14 billion of addressable spend.

Over the past few months, we’ve looked at our operations from every angle in terms of global procurement and operational excellence. Some of the larger opportunities are in the categories of purchased services, shared services, technology infrastructure and real estate.

In addition, we have a major opportunity to increase our profitability through the cross-fertilization of best practices. This is already paying dividends, given the high caliber of our operations on both sides of the Atlantic. We’re sharing knowledge across all service offerings and geographies, with an emphasis on large-impact areas such as customer service, sales, safety, warehouse operations, cross-dock operations, maintenance, training and HR.

The other component of EBITDA growth is revenue. We’re making sizable investments in our sales force to serve our existing customers more completely and provide more support to their supply chains. We plan to double our number of strategic account executives, and we’re adding at least 50 local account executives this year. We’ve established growth-based incentives, and we’ve gained a more holistic understanding of customer needs through our new CRM system.

Now that we’ve reached a key inflection point in the evolution of our business, we expect our cash generation to accelerate significantly. We have a flexible asset/non-asset model that gives us the ability to meet customers’ needs while enhancing return on capital. We’ll expand on this and other points in the company section of this presentation.

Business Update

Here’s a snapshot of some recent business developments at XPO.

Our truck brokerage line is gaining share with our existing brokerage customers this year, driven by a mix of outsourcing, supplier consolidation and cross-selling. Most customers in our other lines of business need brokerage services. As one example, our largest brokerage customer in the last holiday season didn’t use us at all for brokerage 12 months earlier; we cross-sold brokerage to that company through our logistics business.

Our last mile business is also taking share, and margins are expanding. Last mile is one of our businesses that benefits from e-commerce, which is predicted to grow globally at 13% to 19% through at least 2018. Given the projected demand for e-fulfillment, and our foothold along the e-commerce supply chain, we see this as an area of tremendous potential. We’ve already closed $52 million of new last mile business through the first six months of this year, and we have over $230 million in the pipeline.

Our LTL business is exceeding expectations. In the second quarter, we grew operating income in LTL by 66% over second quarter last year, which was pre-acquisition. Operating income for the quarter was $115.5 million – a record accomplishment for our LTL operations – and the operating ratio was 86.7%, the best ratio for our LTL operations in a decade. These are monumental improvements, and we achieved them in just seven months after buying the business. Our head of LTL is transportation veteran Tony Brooks. Tony has instilled a culture of accountability that has the team focused on customer satisfaction and profitable growth.

We’re ahead of plan to improve annual profit in LTL by $170 million to $210 million by late 2017. We achieved $119 million of profit improvement run rate in the first nine months post-acquisition, and raised our customer service levels. Linehaul productivity has already improved, and we’re heavily investing in technology, including the launch of mobile handheld devices for dockworkers and drivers. We’re also adding salespeople and strategic account managers and have a wide-open opportunity to sell LTL to our full customer base in North America.

In logistics, we’ve steadily added vertical expertise, salespeople, CRM capabilities, and resources such as engineering. The large, multi-year contracts we signed in 2015 and early this year will continue to drive revenue growth through 2016. These include agreements with premier customers such as Heineken, Iceland and Renault. We’re working with a very active pipeline on both sides of the Atlantic and expect to accelerate growth in 2017 and again in 2018.

Our global logistics pipeline for new business is approximately $1 billion. The European pipeline of over half a billion euros is up about 18% from second quarter last year. There’s a lot of interest in e-fulfillment, where we’re the leader in Western Europe. In North America, our pipeline contains over $470 million of active bidding on logistics business, up significantly from about $150 million at the beginning of this year. These are mostly in consumer packaged goods, chemicals, food and beverage, high tech and healthcare.

Cutting-Edge Technology

As customers increasingly turn to XPO for supply chain solutions, we empower our employees to deliver world-class service through our information technology. We place massive importance on innovation, because we believe that technology – in the hands of well-trained, outstanding employees – is the ultimate differentiator in our industry. We have a global team of over 1,500 IT professionals who understand how to drive innovation for the benefit of our customers.

We’ll invest $425 million in our IT this year – and we’re happy to make that investment. Technology is a huge differentiator for XPO. We’ve built a highly scalable and integrated system using on-cloud technology that gives us agility and facilitates enhancements. This enables us to lead the industry in rapid technology development. We see the ongoing enhancement of our technology as being critical to our ability to continually improve customer service and leverage our scale.

Our commitment to technology is pervasive across the company. We’re constantly enhancing our Freight Optimizer and Rail Optimizer systems. On the contract logistics side, we use proprietary technology to facilitate omni-channel distribution, reverse logistics, lean manufacturing support, aftermarket support, supply chain optimization and transportation management.

In our last mile business, we hold the patents on industry-leading software for real-time workflow visibility and customer experience management. This gives us a competitive advantage in the last mile space, because it documents our ability to deliver superior end-customer satisfaction ratings. It also allows us to move quickly to address any sub-par carrier performance.

Company Overview

XPO is a highly integrated network of people, technology and physical assets. We use our network to help customers manage their goods more efficiently throughout their supply chains.

As context, we have two reporting segments: transportation and logistics. We sometimes refer to our logistics operations as “supply chain” or “contract logistics.” We run our business under the single brand of XPO Logistics.

We’re not reliant on the economy of any one country, region or industry. About 60% of our revenue is generated in the United States, 12% comes from France and 12% from the UK. Of the balance, Spain is the next largest at 4% of revenue. In total, we operate in 34 countries, with over 88,000 employees and 1,440 locations.

Our customer base is also highly diversified. The more than 50,000 customers we serve are in every major industry and have thousands of different end markets. Retail and e-commerce accounts for the largest portion of our revenue at 22%, followed by food and beverage at 12%.

About 65% of our revenue comes from transportation, and the other 35% is in logistics. We’re the second largest provider of contract logistics services globally, which puts us at the forefront of this $120 billion sector that’s projected to grow at two to three times GDP.

Our service range also includes leading positions in four other sectors. One is truck brokerage – an $85 billion opportunity in North America and Europe that’s growing fast at two to four times GDP. We’re the second largest brokerage firm worldwide, and the largest manager of expedite shipments in North America. Expedite is a type of truck brokerage for urgent freight, and includes e-commerce home deliveries that are larger than parcel in major metro areas. Another area is less-than-truckload (LTL) transportation in North America, a $35 billion sector, where we’re the second largest provider.

There’s also intermodal/drayage, a $22 billion opportunity in North America where we’re the number three provider. This puts us in a strong position to capitalize on truck-to-rail conversions. Last mile logistics is a $13 billion U.S. sector where we’re the largest provider in the heavy goods space. Intermodal/drayage and last mile are growing at three to five times GDP, and five to six times GDP, respectively.

Together with the $425 billion European transport industry, where we offer less-than-truckload, truckload, truck brokerage and last mile, we’re looking at a total addressable opportunity of $1 trillion or more.

Earlier, we mentioned that XPO functions as a single global network. We’ve meticulously built this network to provide exceptional value for our customers while generating high returns for our shareholders. The components are:

•	An intense customer service culture and a highly engaged employee base;

•	Best-in-class, proprietary technology integrated on a cloud-based platform across all business offerings;

•	Ground transportation assets of 19,000 owned tractors; 47,000 trailers; 9,000 53-ft. intermodal boxes; and 9,000 chassis;

•	A non-asset transportation network of 10,000 trucks contracted via independent owner-operators, and more than 1 million brokered trucks; and

•	438 cross-docks and 748 contract logistics facilities.

Our company overall is asset-light, with assets accounting for about a third of our revenue. Our estimated net capex is only about 3% of revenue.

With that in mind, let’s take a deeper look into XPO, starting with our logistics segment.

Logistics is an asset-light business characterized by long-term contractual relationships, low cyclicality and a high-value-add component that minimizes commoditization. It has low capex requirements as a percentage of revenue, which leads to strong free cash flow conversion and ROIC.

We operate approximately 151 million square feet (14 million square meters) of facility space devoted to our contract logistics operations, with about 65 million square feet (6 million square meters) of that capacity in the United States. This global footprint makes XPO particularly attractive to multinational customers. Once we secure a contract, the average tenure is approximately five years, and these relationships can lead to a wider use of our services, such as inbound and outbound logistics.

Our supply chain teams provide a range of services to customers, including highly engineered solutions and high-value-add contract logistics. We perform e-commerce fulfillment, reverse logistics, factory and aftermarket support, packaging and labeling, distribution and managed transportation. We also collaborate with our larger customers to optimize their production flows.

Our logistics customers are the preeminent names in aerospace, technology, manufacturing, retail and e-tail, life sciences, wireless, chemical, healthcare, cold chain and other industries where outsourcing is taking root. Food and beverage storage is a specialty of ours – about €1.5 billion of our €2.3 billion annual logistics revenue in Europe is related directly or indirectly to food and beverage or other critical-care commodities.

One of the most attractive parts of our contract logistics range is e-fulfillment. We’re the largest e-fulfillment provider in Europe, with less than 10% share of the €5 billion e-fulfillment opportunity. Many of our e-commerce customers are household names. We also have a major platform for e-commerce logistics in North America, where we provide highly customized solutions for retailers and manufacturers, including reverse logistics and omni-channel services. Our other segment – transportation – includes our businesses for LTL, truck brokerage, last mile, intermodal, drayage, expedite, truckload and global forwarding.

We utilize a blended transportation model of brokered, owned and contracted capacity in North America and Europe. Our owned assets benefit our company and our customers, especially during periods of tight capacity, while the non-asset portion of our model is variable cost and gives us extensive flexibility. This “asset right” model serves our customers more consistently in all market conditions and further differentiates our value proposition.

Our truck brokerage line is high growth and high return. It’s a non-asset business that places freight with qualified carriers through brokers that match capacity with shipper demand. Reliable and long-term access to truck capacity is critically important to shippers, and we provide it with our network of about a million trucks. Capacity could become even more of a priority if the driver shortage worsens or more regulatory constraints are imposed in the coming years.

Brokerage is compelling to us for a number of other reasons: it uses a variable cost model and is resilient across the cycle. It has high free cash flow conversion and minimal capex. We’ve been continuously improving the productivity of this business through technology and the tenure of our sales reps, as well as ongoing enhancement of our Freight Optimizer technology. Freight Optimizer drives our brokerage operations in North America, and we’re rolling it out in Europe this year.

Brokerage is part of a global ground transportation industry that’s both fragmented and diverse. It’s a $3 billion business for us worldwide. This includes Europe, where we generate over €1 billion of brokerage business annually – a tiny fraction of the addressable opportunity. We have experienced teams on both sides of the Atlantic facilitating industrial flows of raw materials and finished goods, consumer goods, sensitive freight, and freight that is high-value or high-security.

Last mile logistics is an asset-light business that’s being propelled by major tailwinds, primarily from e-commerce and outsourcing. It’s an outsized performer in our service range, and we’ve just scratched the surface. We’re the number one provider of logistics services for the home delivery of heavy goods in the U.S. – but we hold less than 7% share.

XPO is the main outsourced provider for the last mile of heavy goods for nearly all of the top 30 big-box retailers in North America. Last year, we facilitated over 10 million last mile deliveries, and this year we expect that number to be over 12 million. Our contract carriers often take the goods inside the home, where they perform white glove services such as assembly and installation.

In North America, we’re achieving an even greater level of scalability by multi-purposing our LTL cross-docks for last mile as well. And in Europe, another fragmented landscape with many regional providers, there’s a large opportunity for us to apply our technology and best practices. We’ve just started exporting our last mile expertise overseas.

Moving on to our LTL business, this is a home run in both North America and Europe. LTL is an asset-based business that utilizes employee drivers, a fleet of tractors and trailers for line-haul, pick-up and delivery of pallets, and a network of terminals. We’re the second largest U.S. provider, covering about 99% of all zip codes – and we offer more next-day and two-day lanes than any other LTL network. We’re also the leading provider in Western Europe, where LTL service is known as “palletized.” We provide this service in regions that produce approximately 90% of the eurozone’s GDP.

In 2016, in our U.S. operations, our LTL on-time pickup is up year-over-year, on-time delivery is up, line-haul productivity is up, and our damages and claims are down. That’s saying a lot – because the 2015 Mastio LTL Carrier Customer Value and Loyalty Report found that shippers ranked our LTL business number one among national LTL carriers in the categories of:

•	Trustworthiness;

•	Shipments picked up when promised;

•	Shipments delivered when promised;

•	Ability to meet appointment times for pick-up;

•	Shipments delivered with no shortages;

•	Competitive transit times;

•	Billing accuracy; and

•	Claims processing.

So we had a high bar to surpass!

Intermodal and drayage is an additional growth opportunity for us in North America. Both are asset-light businesses that are involved in the long-haul portion of containerized freight, including rail brokerage, local drayage by independent trucking contractors, and on-site operational services. XPO has one of the largest drayage networks in the U.S., with about 2,200 independent owner-operators and access to another 25,000 drayage trucks.

Despite a sluggish intermodal environment, due to low fuel prices and loose truck capacity, we’ve been able to increase our bidding activity and our sales trends have been improving. Our proprietary Rail Optimizer technology is a growth engine and a differentiator – it was recently instrumental in helping us achieve our best-ever intermodal on-time performance. This improved customer satisfaction, and our on-time performance is now at a record high. We’ve also taken a lot of unnecessary costs out of the network.

The near-shoring trend of manufacturing in Mexico has been a boon to intermodal. It’s driving up the volume of cross-border freight. For companies with North American trade interests, Mexico’s competitively priced labor force and greater speed-to-market measure up favorably against overseas alternatives such as China. In addition, the railroads and the Mexican government have invested heavily in transportation infrastructure, attracting billions of dollars in new plant construction by global manufacturers.

We have a 30-year history in Mexico, and deep relationships with the railroads. We’re on the front lines of near-shoring production for automotive, industrial goods, machinery and consumer goods. Even at the current level of cross-border activity, it’s estimated that there are approximately 2.8 million truck movements across the U.S.-Mexico border each year, so there’s considerable potential for us to convert truck to rail.

Our North American truckload business provides capacity for customers in the U.S.-Mexico corridor. It’s an asset-based dry van service that aligns well with customers’ transportation requirements for national, regional, cross border and dedicated solutions. About 35% of our truckload revenue comes from Mexico freight movements.

We’re a top 20 U.S. truckload carrier with deep relationships with shippers; some that span decades. Our largest customer verticals for truckload are manufacturing, industrial and retail. We use company drivers and our own trucks, strategically placed terminals, secure overnight locations, and a robust technology platform to differentiate our service.

We’re also the largest provider of expedited transportation in North America. Expedite shipments are time-critical goods or raw materials that have to get somewhere very quickly, typically on very little notice. One secular driver of expedite demand is the trend toward just-in-time urgent shipments (JIT).

JIT is a supply chain strategy that requires 3PL support for both manufacturing production and inventory management. As the largest manager of expedited shipments in North America, we have the resources to respond and pivot very quickly. We have a network of contracted owner operators who handle ground transportation; an automated air charter logistics service that assigns loads through an electronic bid platform; and managed transportation, where our technology initiates a new auction on the internet every 12 minutes. Expedite carriers bid on freight, and we take a fair markup for facilitating the entire process.

Not only does our expedite team serve customers with time-critical needs; they serve our other businesses as well. For example, if a rail track repair stalls a container into Mexico, we can put those goods on a chartered aircraft, or off-load them to an expedite ground carrier in our network. Our ability to find solutions to almost any challenge – often saving our customers from disastrous monetary loss – is a major advantage of our integrated organization.

Another component of our transportation segment is global forwarding, a non-asset business. Global forwarding is a $150 billion sector where customers depend on our domestic, cross-border and international expertise.

The shipments we forward may have origins and destinations within the same country, or move between countries or continents. They may travel by ground, air, ocean, or some combination of these modes. XPO has a network of independent market experts who provide local oversight in thousands of key trade areas worldwide, and we hold OTI and NVOCC licenses. We believe that we can use our growing volume to purchase transportation more effectively for our global forwarding customers.

And finally, we’re a top five global provider of managed transportation, with approximately $2.7 billion of freight under management. Managed transportation is a non-asset service provided to shippers who want to outsource some or all of their transportation modes, together with associated activities. This can include freight handling such as consolidation and deconsolidation, labor planning, inbound and outbound shipment facilitation, documentation and customs management, claims processing, and 3PL supplier management, among other things. We have the global scale and big data to shine in these customer relationships, and be a hero to our customers every day.

More universally, the secular tailwinds in transportation and logistics are very favorable: a large, growing, fragmented industry with underpenetrated market sectors and trends toward outsourcing, specifically with multi-modal providers. Many companies are seeking to consolidate their supply chain relationships. This is particularly true of large companies with multiple end-markets or multinational footprints. It plays directly to our strengths of scale, lane density, service range and technology.

As one, integrated source for multi-modal solutions, we usually can reduce – sometimes very significantly – a customer’s freight spend and inventory holding costs. We have the resources and infrastructure to provide world-class customer service, with the flexibility to adapt quickly as circumstances change. And we have the expertise to optimize supply chains from A to Z, with the technology to inform critical management decisions.

Global Sales and Service

As another part of our strategy, we’re working diligently to increase our share of wallet with our existing customer base, as well as penetrate our high-growth sectors. Our penetration opportunity with large accounts is huge as we add more value to their supply chains with multiple XPO services.

Our experience tells us that the common denominator across all areas of transportation and logistics, around the globe, is that customers want results. Our company’s roots are in expedite, dating back more than 25 years, so a do-or-die mindset of meeting customer expectations is embedded in our DNA. Anything less than stellar service is not an option for us.

Transportation customers want on-time pickup and delivery, and contract logistics customers want their goods to flow smoothly through the supply chain process. They want visibility into their flows, accurate documentation and damage-free handling. If a disruption does occur, customers want to know about it right away and they want to see a solution. If you walk into any XPO office or facility, you’ll see that our people are trained to be professional, efficient and on top of things. They understand the importance of communication. And they know what it means to have a zero-fail mentality.

We see an opportunity to continue to differentiate XPO on the basis of phenomenal customer service in each of our lines of business. In every case, the litmus test is our customer. Is the customer thrilled to have chosen XPO? Are we constantly improving on the value we deliver? When we receive awards for operational excellence and performance from world-class companies such as Diebold, Nissan, Navistar and Whirlpool, we know that we’re doing our job.

We also see opportunities to expand our leadership in areas of corporate responsibility, such as environmental awareness. We’re proud to have received several environmental recognitions this year, including being named one of 75 Green Supply Chain Partners by Inbound Logistics. In France, we’ve been awarded the label “Objectif CO2” by the French Ministry of the Environment and the French Environment and Energy Agency – this recognizes the outstanding environmental performance of our transport operations in Europe.

We have several exciting developments going on in Europe right now on the “green” front. In March, we announced a collaborative agreement to set up France’s first urban rail shuttle. This landmark project in urban logistics is designed to provide economical and environmentally responsible service to the heart of Paris. Each Eurorail train shuttle will be able to transport 60 container cars of products. The products will then be distributed on XPO Logistics trucks that use alternative fuels such as natural gas instead of diesel. It will contribute to the reduction of diesel use in Paris for the transportation of merchandise, with fewer trucks on the streets of the city.

XPO is an environmental leader in Spain as well with the launch of government-approved mega-trucks. Mega-trucks use linked trailers that total 25.25 meters (82.84 feet) in length with a payload capacity of 39 tons. These trucks can reduce CO2 emissions by over 25% and can potentially generate cost savings of over 20%.

That sums up our many avenues for value creation. Now it comes down to operational excellence and management. You’ll find some information of interest about our leadership talent at the end of this presentation.

Financial Highlights

We had an exceptionally strong second quarter. We generated $355 million of adjusted EBITDA, $261 million of cash flow from operations, and $170 million of free cash flow — all records for XPO. Our highest top-line growth came from our last mile and truck brokerage operations in North America and our contract logistics operations in Europe. Market conditions were sluggish overall, but e-commerce was a major tailwind — driving margin expansion in our last mile business, and resulting in major contract wins in contract logistics on both sides of the Atlantic.

Our transportation segment improved net revenue margin to 29.1%, up significantly from 22.5% in the second quarter a year ago. Our logistics segment delivered adjusted EBITDA and operating income that were both higher than expected, led by volume growth in e-commerce and high tech, and a strong performance in Europe.

As of June 30, 2016, the company had approximately $378 million of cash and cash equivalents. Approximately 72% of our debt doesn’t mature until 2021 or later, and all of our debt is covenant-light. We have a conservative long-term leverage target of three to four times net debt over EBITDA.

In August, we raised our financial targets for the full year 2016 to:

•	Adjusted EBITDA of at least $1.265 billion, up from $1.25 billion; and

•	Free cash flow of at least $150 million, up from a range of $100 million to $150 million.

In addition, we reaffirmed our full year 2018 target of approximately $1.7 billion of EBITDA.

As a global player, we sometimes get asked about Brexit. We should be well positioned to manage through the UK transition for three main reasons: currency, service mix and our balanced transportation model.

We’ve fully hedged our foreign exchange risk through May 31, 2017. Only about 9% of our global adjusted EBITDA is in British pounds and 17% is in euros.

Approximately 90% of our UK EBITDA comes from contract logistics. These are mostly long-term customer relationships with multi-year contracts. About three quarters of the business is on cost-plus terms that lock in profit. We can use our global expertise across the supply chain to help our customers navigate any volatility in their own operations.

Our balanced transportation model adds even more stability: about 20% of revenue from our owned fleet in the UK is used for dedicated service. Like contract logistics, dedicated transport is based on long-term, cost-plus contracts. And we have buy-back options in place with truck manufacturers that give us the flexibility to decrease our fleet size by up to 25% per year at no penalty.

Inflection Point for Value Creation

So in summary, we’re at an inflection point in the evolution of our business, accelerating our EBITDA and cash generation, while continuing to invest in technology, our sales force and other levers of future growth.

XPO is on the radar in every industry that requires transportation or logistics. Our leading positions in so many parts of the supply chain are clearly resonating with customers. We’re not just selling brokerage or contract logistics or expedite. We’re working closely with customers to look at their entire supply chains, with all modes, from point of origin to the end-consumer, to help our customers operate more efficiently and take out costs. We look at the entire flow of goods, both holistically and in segments, to identify the opportunities. This collaborative approach, paired with our innovative IT, are major reasons why customers trust us with an average of 150,000 shipments and over five billion inventory units every day.

We have a strong franchise in each of our service offerings, with leadership positions in fast-growing areas such as e-fulfillment. We’re well diversified by geographies, by verticals and types of service. Most important, we have top shelf talent – seasoned operators and executives who know how to achieve results.

We’re also benefiting from many opportunities that are specific to XPO. These include numerous synergies and cost savings from the two major acquisitions we did last year. We have internal initiatives underway around the world to serve our customers even better, continuously improve our performance, compensate and motivate our people, lower our procurement costs, and expand our global sales efforts. The potential is dramatic: we have a $1 trillion addressable opportunity, of which we hold just a 1.5% share.

This year, we not only made the Fortune 500 list for the first time, we were named the fastest-growing Fortune 500 company. In addition, Forbes ranked us #17 among innovative growth companies, and #263 among America’s best employers. It’s rewarding to get these accolades for what we’ve accomplished to date, and we’re excited to be at a dramatic inflection point for global profitability and cash flow growth.

Thank you for your interest!

Appendix: Leadership Team (Partial List)

Our CEO, Brad Jacobs, has a unique track record in the business world. He‘s started five companies from scratch, including three publicly traded ones, and built each into a billion or multi-billion dollar enterprise. Brad and the management teams he led created dramatic shareholder value. In the process, they acquired and integrated approximately 500 companies and opened about 250 greenfield cold-start locations.

The two most recent companies Brad led prior to XPO were United Waste Systems, which he built into the fifth largest solid waste management company in North America, and United Rentals, which he grew to be the largest construction equipment rental company in the world. From 1992, when Brad took United Waste public, to 1997, when he sold it for $2.5 billion to Waste Management, the earnings grew at about 55% CAGR and the stock price outperformed the S&P 500 by 5.6 times. At United Rentals, over the 10 years he led the company, the stock outperformed the Index by 2.2 times.

Underlying this history is Brad’s ability to assemble world-class management talent to execute a business plan with great discipline. One of our most important competitive advantages at XPO is that we have a leadership team whose collective skill set matches our ambitious strategy. For a competitor to successfully do what we do, it would need to do more than add services – it would need to replicate our deep bench of talent, not only at the senior level, but in every key position. Here are just a few examples:

Troy Cooper is our chief operating officer and global head of XPO’s two operating segments: transportation and logistics. Troy previously worked with Brad to help build two public companies. As a vice president for United Rentals, he helped integrate over 200 acquisitions in the United States, Canada and Mexico. For United Waste Systems, he helped build an integrated network of 86 truck-based collection companies and 119 facilities in 25 states. Earlier, Troy was with OSI Specialties, Inc. (formerly a division of Union Carbide, Inc.).

John Hardig, our chief financial officer, has been a significant presence in the transportation industry for nearly two decades. Before joining XPO, John was a managing director in the Transportation & Logistics group at Stifel Nicolaus Weisel, and an investment banker in the Transportation and Telecom groups at Alex. Brown and Sons. Over the course of his career, he has completed over 60 M&A transactions and his teams have raised billions of dollars of capital for many of the industry’s leading logistics companies, including IPOs for C.H. Robinson and Hub Group, and follow-ons for Forward Air, Inc., Heartland Express, Inc. and Knight Transportation, Inc.

Scott Malat is our chief strategy officer. Scott is responsible for our company’s strategy and capital structure, as well as analyzing potential acquisition opportunities and managing our technology organization. Prior to joining XPO, he was the senior transportation analyst covering air, rail, trucking and shipping at Goldman Sachs. Earlier he was an analyst with UBS, and served as an internal strategy manager with JPMorgan Chase, where he worked with several of the bank’s business units.

Gordon Devens is our chief legal officer, responsible for all corporate legal matters, governance and compliance. He also serves as the vice chairman of the Supervisory Board of XPO Logistics Europe. Prior to XPO, Gordon was vice president–corporate development with AutoNation, following positions there as associate general counsel and senior counsel for the retail automotive group. Earlier, he was an associate at Skadden, Arps, Slate, Meagher & Flom LLP.

Mario Harik is our chief information officer. He was previously the CIO at Oakleaf Waste Management, an innovator in logistics for environmental management. Mario has been tapped over the years by Fortune 100 companies for his expertise in building comprehensive IT organizations and proprietary platforms, similar to what we’re doing here at XPO. He’s put together a superstar team that uses technology in innovative ways tied directly to customer service.

Meghan Henson leads our global human resources organization as chief human resources officer. She has 15 years of senior experience leading domestic and international HR operations. Prior to XPO, Meghan served as CHRO for the Chubb Group of Insurance Companies, with global responsibility for workforce support in 54 countries. Earlier, over eight years with PepsiCo, she held executive roles that included CHRO for global functions; senior vice president of HR for the $10 billion Gatorade, Tropicana and Quaker product businesses; and head of HR in the Greater China Region for PepsiCo’s multi-product direct sales business unit.

Ramon Genemaras is our chief transformation officer – he leads the ongoing transformation of our global business processes by rationalizing our cost structure and cross-fertilizing best practices. Ramon has nearly three decades of senior experience in operations excellence, network optimization, strategic sourcing management and Lean Six Sigma with Fortune 500 companies. Prior to XPO, he served as chief operating officer for a $4.5 billion division of Johnson Controls; vice president–operational excellence for an $8 billion division of Tyco International; and senior vice president–global operations and supply chain for CHEP, a logistics company of the Brambles Group. Earlier, he spent 17 years with General Electric Company, including executive roles with GE Motors Manufacturing, GE Commercial Transformers and GE Industrial Solutions.

Ashfaque Chowdhury leads our contract logistics business as president of supply chain, Americas and Asia Pacific. Ashfaque joined XPO upon the acquisition of New Breed Logistics, where he spent more than 20 years delivering solutions to complex supply chain requirements. He initially served as XPO’s executive vice president and chief information officer for contract logistics in the Americas, leading the technology services and advanced solutions organizations. Ashfaque has implemented more than 100 logistics operations for some of the most preeminent companies in the world.

Malcolm Wilson is managing director of XPO’s logistics business in Europe. Malcolm has two decades of international experience in contract logistics management, including eight years with Norbert Dentressangle, where he served in a similar position and was a member of the executive board. Under Malcolm’s leadership, ND’s contract logistics business achieved global scale through a mix of organic growth and the integration of the Christian Salvesen and TDG acquisitions in the United Kingdom. He has been instrumental in developing ND’s global logistics operations into the company’s largest revenue-producing unit. Prior to ND, Malcolm held executive positions with Christian Salvesen, TDG and NYK Logistics.

Luis Angel Gomez is managing director of XPO’s transport business in Europe. Luis joined XPO with 15 years of transportation expertise, including eight years with Norbert Dentressangle, where he led the Iberian, then global, transport operations, and served on the executive board. His leadership has been key in developing value-added services as part of the company’s international growth strategy for transport, including LTL and palletized cross-border services in Europe and brokerage services. Luis is highly experienced in the dynamics of European markets – he joined ND as managing director of the company’s transport operations in Spain, and grew the business to become a top three geography for ND’s transport network. Prior to ND, Luis held executive positions with transportation companies Christian Salvesen Gerposa and Transportes Gerposa.

Tony Brooks leads our truckload and less-than-truckload business in North America. He’s a 30-year career transportation and logistics executive who has run three of the largest fleets in North America, and spent 11 years with LTL long-haul carrier Roadway Express. Tony joined XPO from multinational food distributor Sysco, where he was responsible for North American field operations. Prior to Sysco, he served as senior vice president of logistics for Dean Foods, with responsibility for logistics, delivery, warehousing and fleet management. Earlier, over a decade in national operations with Sears, he drove significant cost efficiencies and improved safety performance. For PepsiCo/Frito-Lay, he held executive responsibility for regional transportation, fleet, warehousing and inventory management.

Jennifer Warner leads the company’s global ethics and compliance function as global chief compliance officer, and oversees U.S. legal operations as general counsel–Americas. She most recently served as vice president of compliance and deputy general counsel of Con-way, which was acquired by XPO in 2015. Earlier, Jen served as associate counsel for energy company NW Natural, and had a litigation, investigations, and labor and employment practice at Stoel Rives LLP and at Davis Wright Tremaine LLP.

Ludovic Oster is senior vice president of human resources for XPO Logistics Europe. Ludovic joined Norbert Dentressangle in 2008 as head of human resources. In 2015, he was instrumental in the successful integration of ND following its sale to XPO. He is a former member of the Norbert Dentressangle executive board, and previously held positions with Delphi and Valeo.

Greg Ritter is chief customer officer, responsible for developing integrated supply chain solutions for some of the largest companies in North America. Greg has more than three decades of sales and management experience in multi-modal transportation logistics. Prior to XPO, he served as president of Knight Brokerage, a subsidiary of one of the top ten transportation logistics providers in North America. Earlier, Greg spent 22 years with C.H. Robinson Worldwide.

Jean-Luc Declas is senior vice president of development for our supply chain business in Europe. He previously served in a similar role with Norbert Dentressangle, which he joined in

2004. Jean-Luc has nearly 20 years of logistics management experience, including five years with multinational Giraud Logistics, where he served first as managing director of Central Europe, and then as managing director of France.

Christophe Haviland is head of sales for our transport business in Europe. Christophe has over 25 years of senior business development experience, including 11 years at DHL where he led market penetration efforts in the technology and banking sectors, and was responsible for cross-region global account development in the Americas, Asia-Pacific, Europe, Middle East and Africa. More recently, Christophe served as sales director for large markets and director of multinational accounts at American Express, and was director of business development for Staples in France.

Lori Blaney is vice president of sales and customer solutions for our less-than-truckload business. She’s responsible for the development and execution of our LTL growth strategy. Lori was with Con-way for more than 20 years before it was acquired by XPO, most recently as vice president of national account sales. Earlier, she served in management positions in sales operations, business development, marketing and human resources.

Lance Robinson is our global chief accounting officer, responsible for the financial strategy, risk management, administration and control systems of our global accounting operations. He has extensive senior financial experience, including 10 years as global controller–mergers and acquisitions for General Electric, and positions as chief accounting officer and vice president of business development for NBC Universal. Earlier, he was senior manager–assurance practice with Arthur Andersen. Lance is a certified public accountant, chartered accountant and chartered global management accountant.

Non-GAAP Financial Measures

This document contains certain non-GAAP financial measures as defined under rules of the Securities and Exchange Commission (“SEC”), including adjusted net income (loss) attributable to common shareholders for the three- and six-month periods ended June 30, 2016; adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three- and six-month periods ended June 30, 2016 and 2015, on a consolidated basis and for the company’s transportation and logistics segments; free cash flow for the three-month period ended June 30, 2016; and adjusted operating income for the North American LTL business for the three-month periods ended June 30, 2016 and 2015. As required by SEC rules, we provide reconciliations of these historical measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the appendix to this document. With respect to our 2016 financial targets of adjusted EBITDA and free cash flow, and our 2018 financial target of EBITDA, each of which is a non-GAAP measure, a reconciliation of the non-GAAP measure to the corresponding GAAP measure is not available without unreasonable effort due to the variability and complexity of the non-cash and other items described below that we exclude from the non-GAAP target measure. The variability of these items may have a significant impact on our future GAAP financial results. We believe that free cash flow is an important measure of our ability to repay maturing debt or fund other uses of capital that we believe will enhance stockholder value. We believe that EBITDA and adjusted EBITDA improve comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) tax consequences, and the nonrecurring items noted in the reconciliation. We believe that adjusted operating income (loss) improves comparability from period to period by removing the impact of nonrecurring expense items such as one-time transaction-related costs.

In addition to its use by management, we believe that EBITDA and adjusted EBITDA are measures widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA and adjusted EBITDA differently, and therefore our measure may not be comparable to similarly titled measures of other companies. Free cash flow, EBITDA and adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA and adjusted EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA and adjusted EBITDA should only be used as a supplemental measure of our operating performance.

Forward-looking Statements

This document includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including our 2016 and 2018 financial targets, our expected ability to generate organic revenue growth and profit improvement opportunities, including through cost rationalization, global procurement and the cross-fertilization of best practices, expected performance of our businesses through economic cycles, our ability to cross-sell our services to our customers and expected growth of our industry segments. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include those discussed in XPO’s filings with the SEC and the following: economic conditions generally; competition and pricing pressures; our ability to align our investments in capital assets, including equipment, service centers and warehouses, to our customers’ demands; our ability to successfully manage our growth, including by maintaining effective internal controls; our ability to successfully integrate and realize anticipated synergies, cost savings and profit improvement opportunities with respect to acquired companies; our ability to retain our and our acquired businesses’ largest customers; our ability to develop and implement suitable information technology systems; our substantial indebtedness; our ability to raise debt and equity capital; our ability to attract and retain key employees to execute our strategy, including retention of acquired companies’ key employees; our ability to maintain positive relationships with our network of third-party transportation providers; our ability to attract and retain qualified drivers; litigation, including litigation related to alleged misclassification of independent contractors; labor matters; risks associated with our self-insured claims; risks associated with defined benefit plans for our current and former employees; fluctuations in currency exchange rates; fluctuations in fixed and floating interest rates; our ability to execute our growth strategy through acquisitions; fuel price and fuel surcharge changes; weather and other service disruptions; governmental regulation; and governmental or political actions, including the United Kingdom’s likely exit from the European Union. All forward-looking statements set forth in this document are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, XPO or its businesses or operations. Forward-looking statements set forth in this document speak only as of the date hereof, and XPO undertakes no obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events except to the extent required by law.